Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S 8 (No. 333-148307) of iBasis, Inc. of our report dated June 19, 2007, except for Note 2 “Net income per share” and Note 17 “Foreign currency translation”, as to which the date is March 14, 2008, relating to the 2006 combined financial statements, which appear in this Form 10 K.

The Hague, March 13, 2009
PricewaterhouseCoopers Accountants N.V.

/s/ H.C. Wüst
H.C. Wüst R A